As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-184833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RACKSPACE HOSTING, INC.

(Exact name of Registrant as specified in its charter)

Delaware	74-3016523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

(210) 312-4000

(Address, including zip code and telephone number, of principal executive offices)

AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

2008 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

William Alberts

Rackspace Hosting, Inc.

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

(Name and address of agent for service)

(210) 312-4000

(Telephone number, including area code, of agent for service)

Copy to:

Brian M. Janson

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3588

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐ (Do not Check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Rackspace Hosting, Inc. (the “Company”) on Form S-8 (Registration No. 333-184833), filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2012 (the “Registration Statement”), which registered the offering of 15,797,880 shares of common stock, par value $0.001 per share (“Common Stock”), pursuant to the terms of the Company’s Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”) and 2,498,955 shares of Common Stock pursuant to the terms of the Company’s 2008 Employee Stock Purchase Plan (the “2008 Plan” and, together with the 2007 Plan, the “Plans”).

On November 3, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 26, 2016 (the “Merger Agreement”), by and among the Company, Inception Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Inception Parent, Inc., a Delaware corporation (“Holdings”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Holdings (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 3rd day of November, 2016.

RACKSPACE HOSTING, INC.

By:	/s/ William Alberts
Name:	William Alberts
Title:	Senior Vice President, General Counsel – Americas and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.